EXHIBIT 99.1


Nestle Purina PetCare                                       [LOGO OMITTED](R)
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North America

CHECKERBOARD SQUARE
ST. LOUIS, MO 63164, USA


FOR IMMEDIATE RELEASE                                      NEWS RELEASE

                                              Contact:  Laurie MacDonald
                                                          (818) 549-7131
                                                            Keith Schopp
                                                          (314) 982-2577

                Nestle Completes Acquisition of Ralston Purina

Vevey, Switzerland; St. Louis, MO; December 12, 2001 - Nestle S.A. announced that the merger of a Nestle subsidiary with Ralston Purina Company became effective today. The new organization will be called "Nestle Purina PetCare Company" and will be based in St. Louis, Missouri. Under the terms of the transaction, Nestle acquired all of the outstanding shares of Ralston Purina for US$ 33.50 per share in cash. The transaction has an enterprise value of US$ 10.3 billion ($ 10.0 billion equity plus $ 1.2 billion of net debt, minus $ 0.9 billion of financial investments).

As part of the acquisition, Nestle Purina PetCare has requested that all of the Ralston Purina publicly traded securities be delisted, including the Ralston Purina debt securities listed on the New York Stock Exchange which consist of the 9-1/4% Debentures due 2009, the 7-3/4% Debentures due 2015, the 9.30% Debentures due 2021, the 8-5/8% Debentures due 2022, the 8-1/8% Debentures due 2023 and the 7-7/8% Debentures due 2025. Nestle Purina PetCare expects this request will be approved.

The North American headquarters for Nestle Purina PetCare is located at Checkerboard Square in St. Louis, Missouri, where Ralston Purina Company was founded more than a century ago. Nestle Purina PetCare is part of Swiss-based Nestle S.A. - the world's largest food company. Visit us at http://www.Nestle.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. Nestle Purina PetCare is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

                                                         [LOGO OMITTED] Nestle